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                                                                      EXHIBIT 14

                             ALPENA BANCSHARES, INC.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

                                                          Adopted: 12 March 2004

PURPOSE

      The Chief Executive Officer, Chief Financial Officer and other senior officers of Alpena Bancshares, Inc. (together with its subsidiaries and affiliates, separately or collectively, as the context may require, the "Company") performing financial management functions (the "Senior Financial Officers") have an obligation to the public, the Company, and themselves to maintain the highest standards of ethical conduct.

      The Code of Ethics for Senior Financial Officers (the "Ethical Code") provides fundamental principles to which the Senior Financial Officers are expected to adhere and advocate. These principles are designed to deter wrongdoing and to promote:

      - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

      - Full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

      - Provision to the Company's other employees, consultants and advisors of information that is accurate, complete, objective, relevant, timely and understandable;

      -     Compliance with applicable governmental laws, rules and regulations;

      - Respect for the confidentiality of information acquired in the course of work except where the Senior Financial Officer has Company approval or where disclosure is otherwise legally mandated, and assurance that confidential information acquired in the course of work will not be used for personal advantage;

      -     Maintenance of skills important and relevant to the Company's needs;

      -     Promotion of ethical behavior among peers in the work environment;

      - Responsible use of and control over all assets and resources employed by and/or entrusted to Senior Financial Officers;

      - The prompt internal reporting to an appropriate person or persons identified in the Ethical Code of violations of the Ethical Code; and

      -     Accountability for adherence to the Ethical Code

This Ethical Code supplements the Company's code of conduct (Rules for All of Us to Live By) and other employee policies (as found in the First Federal of Alpena Employee Handbook dated May 1999) and reflects our corporate values of ethics, respect, teamwork and excellence. The Senior Financial Officers are expected to abide by the Ethical Code as well as the Company's code of conduct and all other applicable ABI policies and guidelines (or those of its subsidiaries or affiliates) referred to in the Company's Code of Conduct.
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FINANCIAL REPORTING AND DISCLOSURE

      Senior Financial Officers will seek to promote fair, accurate, timely and understandable disclosure in the reports and documents the Company files with or submits to the SEC. The Company seeks to provide disclosure to the investment community that is not only in conformity with applicable rules of the SEC, but that also fairly presents to investor the financial condition and results of operations of the Company. Senior Financial Officers shall seek to promote ethical behavior by other Company officers and employees involved in financial reporting.

CONSEQUENCES OF VIOLATIONS

      Any violation of this Ethical Code may result in disciplinary action including, but not limited to, the following:

      - Disciplinary action (up to and including suspension or termination of employment);

      - Pursuit of any and all remedies available to the Company for any damages or harm resulting to the Company from a violation, including injunctive relief; and

      - Referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

REPORTING OF VIOLATIONS

      Any employee of the Company who becomes aware of actual or potential infractions of this Ethical Code or who has concerns regarding questionable accounting or auditing matters involving the Company or a Senior Financial Officer should submit a report, as is explained in the Company's Audit Committee Complaints Procedure which can be found on the Company's website at www.first-federal.com

REQUESTS FOR WAIVERS AND CHANGES IN ETHICAL CODE

      Waivers of this Ethical Code may only be granted by the Audit Committee of the Board of Directors of the Company. The Audit Committee will not grant waivers except under extraordinary circumstances. Any waivers that are granted shall be publicly disclosed on a timely basis.

ANNUAL CERTIFICATIONS

      Annually each Senior Financial Officer shall certify in writing his or her compliance during the prior year with this Ethical Code.